Office Locations
Las Vegas, NV
New York, NY
Pune, India
Beijing, China

February 12, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Focus Venture Partners, Inc. on Form S-1/A of our audit report, dated September 5, 2012 relating to the accompanying consolidated balance sheets of Focus Venture Partners, Inc, as of December 31, 2011 and 2010 and the consolidated statements of operations, consolidated stockholders’ equity, and consolidated cash flows for the years then ended, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

February 12, 2013